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                                                                    Exhibit 23.2

            CONSENT OF DELOITTE TOUCHE TOHMATSU, INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Avanex Corporation on Form S-3 of our report dated February 4, 2003 (for Notes 1 to 21) and March 20, 2003 (for Notes 22 and 23), relating to the combined financial statements of the Optronics division of Alcatel, as of and for the year ended December 31, 2002, as included in the Avanex Corporation's current report on Form 8-K filed with the Securities and Exchange Commission on September 26, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



Deloitte Touche Tohmatsu

Neuilly sur Seine, France
September 26, 2003